  Exhibit 99.1

GrowLife, Inc. Announces Retirement of Over One-Half Billion Shares

KIRKLAND, Wash., February 20, 2019 -- GrowLife, Inc. (OTCQB:PHOT), one of the nation's most recognized indoor cultivation product and service providers, today announced that GrowLife and CANX USA, LLC, (“CANX”) have completed an agreement to terminate all past agreements between the parties including that which entitled CANX to receive up to 540,000,000 shares of GrowLife Common Stock priced at $0.033 related to the exercise of Warrants.  Effective immediately, all  existing or further rights and obligations between the parties under, arising out of, or in any way related to each of the existing agreements and the Warrants have been terminated in exchange for a one-time lump sum issuance of $1,000,000 in PHOT common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares issued directly to CANX. As a result there are no further rights, obligations, or relationship between the two companies.

“After years of extensive and cooperative negotiations I am pleased to report that GrowLife has taken a significant step towards strenthening our balance sheet with the cancellation of warrants to purchase of up to 540 million common shares,” said GrowLife CEO Marco Hegyi. “CANX provided necessary support in 2013 and 2014 that entitled CANX to 540,000,000 shares at $0.033, which was was consided to be a supressive ‘overhang’ to PHOT’s share price by many investors. By issuing 125,000,000 restricted shares priced at $0.008, we have retired the enire CANX overhang. I see this as a win-win to both PHOT shareholders and CANX investors.”

For more information about GrowLife, please visit the company's website. Products can be purchased at ShopGrowLife.com. Additional commentary on the company and the industry as a whole can be found on the CEO's blog.

About GrowLife, Inc.
GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:
CMW Media
Cassandra Dowell, 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com
Investor Relations Contact:
info@growlifinc.com
206-483-0059

FORWARD LOOKING STATEMENT:
This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of GrowLife, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words may, would, will, expect, estimate, can, believe, potential and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond GrowLife, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.